  Exhibit 32.1
Written Statement of the Chief Executive Officer and Chief Financial Officer
Pursuant to 18 U.S.C. §1350

Solely for the purposes of complying with 18 U.S.C. §1350, we, the undersigned Chief Executive Officer and Chief Financial Officer of Oxbridge Re Holdings Limited (the “Company”), hereby certify, based on our knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2021 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ JAY MADHU
Jay Madhu
Chief Executive Officer and President
(Principal Executive Officer)

/s/ WRENDON TIMOTHY
Wrendon Timothy
Chief Financial Officer and Secretary

(Principal Financial Officer and Principal

Accounting Officer)

Date: May 14, 2021